Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND SIX MONTH EARNINGS

Aiken, South Carolina (July 31, 2017) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter and six month periods ended June 30, 2017. Net income available to common shareholders increased $22,000 or 1.5% to $1.5 million or $0.50 per common share (basic) for the quarter ended June 30, 2017, compared to $0.49 per common share (basic) for the quarter ended June 30, 2016.

For the six months ended June 30, 2017, net income available to common shareholders increased $43,000 or 1.4% to $3.1 million or $1.06 per common share (basic), compared to $1.04 per common share (basic) for the same period in 2016. The increase in net income available to common shareholders for the six month period was primarily the result of increases in net interest income and non-interest income combined with the absence of preferred stock dividends. These items were partially offset by an increase in non-interest expense.

Net interest income was $12.4 million for the six months ended June 30, 2017, an increase of $69,000 from the same period in 2016. The increase in net interest income was primarily the result of average earning assets increasing by $24.8 million. The Company's net interest spread was 3.24% for the six months ended June 30, 2017.

Non-interest income increased $138,000 or 4.2% to $3.4 million for the six months ended June 30, 2017 from $3.3 million for the same period in 2016. The increase was primarily the result of a $217,000 or 52.7% increase in net gain on sale of investment securities and a $120,000 or 29.9% increase in gain on sale of loans. These increases were partially offset by a $265,000 decrease in grant income. The Company received a Bank Enterprise Award ("BEA") grant from the Unites States Department of the Treasury ("US Treasury") in 2016 in recognition of its continued commitment to community development in economically distressed areas. Our commitment to these areas has continued in 2017 and we anticipate receiving another BEA; however, based on timing changes made by the US Treasury, we do not expect to receive the award until the third quarter of 2017 and we cannot be assured that new BEA will equal the prior grant award.

Non-interest expense increased $467,000 or 4.2% to $11.7 million for the six months ended June 30, 2017 compared to $11.2 million for the same period in 2016. The largest increases were in salaries and employee benefits expense and occupancy expense, which were the result of increased headcount and building expenses directly attributable to the addition of our newest branch in Evans, Georgia that opened during the second quarter of 2017.

"The anticipated earnings pressure resulting from our recent investments in branches and personnel in the midlands market in South Carolina and the Augusta, Georgia market will continue in the near term but we believe these investments place us in the best possible competitive position to grow the Bank and its earnings," commented Chief Executive Officer Chris Verenes.

Total deposits increased $37.3 million or 5.7% to $691.4 million at June 30, 2017 compared to $654.1 million at December 31, 2016. Checking and savings deposits accounted for the majority of the growth, increasing $28.0 million during 2017.

Net loans receivable increased $240,000 or 0.1% to $360.0 million at June 30, 2017 from $359.7 million at December 31, 2016. Total assets increased $44.2 million or 5.4% to $856.9 million at June 30, 2017 from $812.7 million at December 31, 2016, primarily due to a $40.9 million or 10.6% increase in investment and mortgage-backed securities

Security Federal Bank has 15 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total interest income	$7,412	$7,173	$14,415	$14,158

Total interest expense	1,017	868	1,975	1,787

Net interest income	6,395	6,305	12,440	12,371

Provision for loan losses	-	-	-	-

Net interest income after provision for loan losses	6,395	6,305	12,440	12,371

Non-interest income	1,433	1,464	3,430	3,292

Non-interest expense	5,867	5,693	11,696	11,229

Income before income taxes	1,961	2,076	4,174	4,434

Provision for income taxes	483	510	1,068	1,151

Net income	$1,478	$1,566	$3,106	$3,283

Preferred stock dividends	-	110	-	220

Net income available to common shareholders	$1,478	$1,456	$3,106	$3,063

Earnings per common share (basic)	$0.50	$0.49	$1.06	$1.04

Earnings per common share (diluted)	$0.48	$0.47	$1.00	$0.99

	BALANCE SHEET HIGHLIGHTS

	June 30, 2017	December 31, 2016%

Total assets	$856,942	$812,682	5.4%

Cash and cash equivalents	10,991	9,375	17.2%

Total loans receivable, net	359,963	359,723	0.1%

Investment & mortgage-backed securities	428,546	387,643	10.6%

Deposits	691,424	654,103	5.7%

Borrowings	82,819	81,972	1.0%

Shareholders' equity	76,411	71,112	7.5%

Book value per share	$25.94	$24.14	7.5%

Total risk based capital ratio (1)	20.40%	21.10%	-3.3%

Common equity tier one ratio (1)	19.14%	19.80%	-3.3%

Non performing assets	9,697	8,236	17.7%

Non performing assets to total assets	1.13%	1.01%	41.5%

Allowance as a percentage of gross loans,
held for investment	2.21%	2.30%	-3.7%

(1)- This ratio is calculated using Bank only information and not consolidated information